UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 20, 2014

Alliant Techsystems Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400 Arlington, Virginia	22209-2307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 412-5960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed on the Form 8-K filed on July 11, 2014, on such date Alliant Techsystems Inc. (the “Company”) announced that it had elected to redeem (the “Redemption”) on August 20, 2014 (the “Redemption Date”), all of its then outstanding 3.00% Convertible Senior Subordinated Notes due 2024 (the “Notes”), at a price, payable in cash, equal to $1,000 per $1,000 principal amount of Notes outstanding on the Redemption Date, together with accrued and unpaid interest on such Notes to, but excluding, the Redemption Date.  Holders (“Holders”) of the Notes had the right to convert their Notes at any time prior to the close of business on August 18, 2014, which was the second business day immediately preceding the Redemption Date.  Between July 11 and August 18, 2014, the Company received notice from Holders electing to convert $8,290,000 in aggregate principal amount of outstanding Notes, in accordance with the terms and provisions of the indenture governing the Notes, dated as of August 13, 2004 (as amended or supplemented, the “Indenture”), among the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as successor to BNY Midwest Trust Company, as trustee.  The Company intends to satisfy its obligations with respect to such conversions solely in cash on various dates between August 27 and September 17, 2014.

On the Redemption Date, the Company redeemed $26,000 in aggregate principal amount of outstanding Notes, representing 100% of outstanding Notes that had not been converted by Holders, in accordance with the terms and provisions of the Indenture.  In connection with the Redemption, the Company paid total consideration of $29,310.83, which included fees and accrued and unpaid interest.  The Notes were redeemed using cash on hand.  Immediately following the Redemption, the Company canceled the Notes and discharged the Indenture in accordance with its terms.

Item 8.01. Other Events.

The information set forth under the heading “Item 1.02. Termination of a Material Definitive Agreement” is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

By:	/s/ Scott D. Chaplin
Name: Scott D. Chaplin
Title: Senior Vice President, General Counsel
and Secretary

Date:  August 20, 2014